Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

April 28, 2017

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas 78257

Ladies and Gentlemen:

We have acted as counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the prospectus supplement dated on or around the date hereof (the “Prospectus Supplement”), and the prospectus dated June 30, 2016 (the “Prospectus”), each forming part of the registration statement on Form S-3, Registration No. 333-212338 (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended, of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Preferred Units”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” in the Registration Statement and under the caption “Material Tax Considerations” in the Prospectus Supplement (collectively, the “Discussion”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership and its general partner as to factual matters through an officer’s certificate (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

ANDREWS KURTH KENYON LLP

Austin    Beijing    Dallas    Dubai    Houston     London    New York    Research Triangle Park    Silicon Valley    The Woodlands    Washington, DC

We hereby confirm that all statements of legal conclusion contained in the Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitute the opinion of Andrews Kurth Kenyon LLP with respect to the matters set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. This opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP